Exhibit 23.03

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 29, 2010 with respect to the consolidated financial statements of Netcordia, Inc. included in Amendment No. 5 to the Registration Statement (Form S-1 No. 333-178925) and related Prospectus of Infoblox Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Jose, California

April 13, 2012